Exhibit 10.1

AMENDMENT NUMBER THREE

TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER THREE TO CREDIT AGREEMENT (this “Amendment”), dated as of December 31, 2008, is entered into by and between JMP GROUP LLC, a Delaware limited liability company (“Borrower”) and CITY NATIONAL BANK, a national banking association (“Lender”) in light of the following:

W I T N E S S E T H

WHEREAS, Borrower and Lender are party to that certain Credit Agreement, dated as of August 3, 2006 (as so amended and as otherwise amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrower has requested that Lender amend the Credit Agreement as set forth herein; and

WHEREAS, subject to the terms and conditions set forth herein, Lender is willing to provide the amendment as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Credit Agreement as follows:

1. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby.

2. AMENDMENTS TO CREDIT AGREEMENT.

(a) Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Extended Revolving Commitment Termination Date”, “Extension Notice”, “Fixed Charges”, “Fixed Charge Coverage Ratio” and “Revolving Commitment Termination Date”.

(b) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions therein in proper alphabetical order or amending and restating the following definitions in their entirety, as the case may be:

“Borrowing” means a borrowing under the Revolving Credit Facility consisting of a Revolving Loan made by Lender to Borrower or a Term Loan made by Lender to Borrower, as the context requires.

“Final Payment Date” means December 31, 2013.

“Final Revolving Commitment Termination Date” means the earlier to occur of (a) December 31, 2010; or (b) such earlier date on which the Revolving Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Initial Term Loan” has the meaning set forth in Section 2.1A(a).

“Interest Coverage Ratio” means, with respect to Borrower and its Subsidiaries for the twelve month period ending on any date, the ratio of (A) EBITDA for such period to (B) Interest Expense for such period.

“Liquidity” means, as of any date of determination, the sum of Borrower’s and its Subsidiaries (a) cash, (b) Cash Equivalents, (c) Marketable Securities and (d) any investments in funds that are managed by Borrower and which invest primarily in cash, Cash Equivalents and Marketable Securities so long as the Borrower may withdraw such investments in immediately available funds upon 30 days prior notice.

“Loan” or “Loans” means a Revolving Loan or a Term Loan, as the context requires.

“Marketable Securities” means any equity securities listed on a securities exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934.

“Revolving Credit Facility Commitment” means $21,000,000.

“Revolving Loan” means a loan made by Lender to Borrower pursuant to Section 2.1 of the Agreement.

“Term Loan” means the Initial Term Loan and any term loan into which a Revolving Loan is converted pursuant to Section 2.3(e) of the Agreement.

“Third Amendment” means that certain Amendment Number Three to the Credit Agreement dated as of December 31, 2008, by and between Borrower and Lender.

“Third Amendment Effective Date” means the date, if ever, that all of the conditions set forth in Section 4 of the Third Amendment shall be satisfied (or waived by Lender in its sole discretion).

(c) Section 2.1 of the Credit Agreement is hereby amended by deleting the terms “Loan” and “Loans” from such section and by substituting in lieu thereof, the terms “Revolving Loan” and “Revolving Loans”, respectively.

(d) Section 2 of the Credit Agreement is hereby amended by inserting a new Section 2.1A immediately following Section 2.1 as follows:

“2.1A Term Loan.

(a) Borrower acknowledges and agrees that the outstanding principal balance of all Revolving Loans as of the Third Amendment Effective Date is equal to $8,680,849.00 and that as of the Third Amendment Effective Date such Revolving Loans shall be deemed converted into a term loan (the “Initial Term Loan”). The principal of the Initial Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
March 31, 2009	$434,042.45
June 30, 2009	$434,042.45
September 30, 2009	$434,042.45
December 31, 2009	$434,042.45
March 31, 2010	$434,042.45
June 30, 2010	$434,042.45
September 30, 2010	$434,042.45
December 31, 2010	$434,042.45
March 31, 2011	$434,042.45
June 30, 2011	$434,042.45
September 30, 2011	$434,042.45
December 31, 2011	$434,042.45
March 31, 2012	$434,042.45
June 30, 2012	$434,042.45
September 30, 2012	$434,042.45
December 31, 2012	$434,042.45
March 31, 2013	$434,042.45
June 30, 2013	$434,042.45
September 30, 2013	$434,042.45
Final Payment Date	$434,042.45

The outstanding unpaid principal balance and all accrued and unpaid interest on the Initial Term Loan shall be due and payable on the earlier of (i) the Final Payment Date and (ii) the date of the acceleration of the Initial Term Loan in accordance with the terms hereof. All principal of, interest on, and other amounts payable in respect of the Initial Term Loan shall constitute Obligations.”

(e) Section 2.2 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“Borrower shall designate each Borrowing under the Revolving Credit Facility as a Base Rate Borrowing or a LIBOR Rate Borrowing in the Request for Borrowing or Request for Conversion/Continuation given to Lender in accordance with Section 2.6 or Section 2.7. On the Third Amendment Effective Date the outstanding principal amount of the Initial Term Loan shall continue to bear interest at the same rate applicable to Revolving Loans that were converted into the Initial Term Loan. At any time after the Third Amendment Effective Date, the Borrower may designate all or any portion of the Initial Term Loan as a Base Rate Borrowing or a LIBOR Rate Borrowing in a Request for Conversion/Continuation given to Lender in accordance with Section 2.7.”

(f) Section 2.3(b)(i) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“(i) the Base Rate, or”

(g) Section 2.3(c)(i) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“(i) the LIBOR Rate plus 2.25 percentage points, and”

(h) Section 2.3(e) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“(e) On the Final Revolving Commitment Termination Date, the outstanding principal balance of all Revolving Loans shall be deemed converted into a single term loan, which shall be repayable in 12 equal quarterly principal installments, each in an amount equal to 1/12th of the outstanding principal balance of such term loan as of the date of conversion, on the first day of each fiscal quarter of Borrower thereafter, with all unpaid amounts due and payable on the Final Payment Date.”

(i) Section 2.4 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“2.4 Default Rate. Upon the occurrence and during the continuance of an Event of Default, all Obligations (except for Bank Product Obligations) shall bear interest at a rate equal to (i) the Base Rate, plus (ii) 3.00 percentage points. All amounts payable under this Section 2.4 shall be immediately due and payable without the requirement of notice or demand.”

(j) Section 2.8(c) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“(c) All prepayments of the Loans made pursuant to Section 2.8(b) shall be applied, first, to the outstanding principal amount of the Revolving Loan, until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, until paid in full.”

(k) Section 2.9 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“2.9 Voluntary Prepayments. Borrower shall have the right, at any time and from time to time, to prepay the Loans without penalty or premium. Borrower shall give Lender notice of any such prepayment with respect to Base Rate Loans and not less than 3 Eurodollar Business Days prior written notice of any such prepayment with respect to LIBOR Rate Loans. In each case, such notice shall specify the date on which such prepayment is to be made (which shall be a Business Day or Eurodollar Business Day, as applicable), whether the Loan to be prepaid is a Revolving Loan or a Term Loan and the amount of such prepayment. Each such prepayment shall be in an aggregate minimum amount of $250,000, and integral multiples of $50,000 in excess of such amount, in each case, and shall include interest accrued on the amount prepaid to, but not including, the date of payment in accordance with the terms hereof (or, in each case, such lesser amount constituting the amount of all Loans then outstanding). All prepayments of a Term Loan made pursuant to this Section 2.9 shall be applied against the remaining installments of principal due in respect thereof in the inverse order of maturity. The foregoing to the contrary notwithstanding, (x) Borrower may not make a partial principal prepayment on a LIBOR Rate Loan; and (y) Borrower may prepay the full outstanding principal balance on a LIBOR Rate Loan prior to the end of the Interest Period, provided, that such prepayment is accompanied by a fee (“LIBOR Prepayment Fee”) equal to the amount, if any, by which (i) the additional interest which would have been earned by Lender had the LIBOR Rate Loan not been prepaid, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such prepayment to the last day of the then current Interest Period therefore, exceeds (ii) the interest which would have been recoverable by Lender by placing the amount of the LIBOR Rate Loan on deposit in the LIBOR market for a period starting on the date on which it was prepaid and ending on the last day of the applicable Interest Period. Lender’s calculation of the LIBOR Prepayment Fee will be deemed conclusive absent manifest error.”

(l) Section 6.14(a) and Section 6.14(b) of the Credit Agreement are hereby amended by amending and restating such sections in their entirety as follows:

“(a) [Intentionally Omitted.]

(b) [Intentionally Omitted.]”

(m) Section 6.14(d) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“(d) Minimum Interest Coverage Ratio. Fail to maintain an Interest Coverage Ratio for Borrower and its Subsidiaries, measured as of the last day of each fiscal quarter of Borrower during such period, for each twelve month period ending on any such date, of at least 2.00:1.00.”

(n) Section 6.14 of the Credit Agreement is hereby amended by inserting a new Section 6.14(e) immediately following Section 6.14(d) as follows:

“(e) Minimum Liquidity. Fail to maintain Liquidity for Borrower and its Subsidiaries at all times of at least an amount equal to the sum of (i) the principal amount of all outstanding Loans, plus (ii) the Letter of Credit Usage, plus (iii) $20,000,000.”

(o) Section 7.2(b) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“(b) In the case of any other Event of Default, Lender, by written notice to Borrower, may declare the Revolving Credit Facility Commitment hereunder terminated and the unpaid principal amount of and any accrued and unpaid interest on the Loans and any other amounts owing hereunder or under the Loan Documents to be, and the same immediately shall become due and payable, without presentment, demand, protest, further notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower.

Upon acceleration, Lender (without notice to or demand upon Borrower, which are expressly waived by Borrower to the fullest extent permitted by law), shall be entitled to proceed to protect, exercise, and enforce its rights and remedies hereunder or under the other Loan Documents, or any other rights and remedies as are provided by law or equity. Lender may determine, in its sole discretion, the order and manner in which Lender’s rights and remedies are to be exercised. All payments received by Lender shall be applied as follows (regardless of how Lender may treat the payments for the purpose of its own accounting): first, to all out-of-pocket costs and expenses (including reasonable attorneys fees and expenses) actually incurred by Lender in enforcing any Obligation of Borrower hereunder, or in collecting any payments due hereunder or under the other Loan Documents, or which Borrower is required to pay to Lender pursuant to Section 8.1 hereof, until paid in full; second, to any fees then due to Lender under the Loan Documents until paid in full; third, to any accrued and unpaid interest on the Loans, until paid in full; fourth, ratably (i) to pay the principal of all Terms Loans owing to Lender in inverse order of maturity until paid in full, (ii) to pay the principal of all Revolving Loans owing to until paid in full, (iii) to be held by Lender as cash collateral, until an amount up to 105% of the Letter of Credit Usage is so held, and (iv) to pay all Bank Product Obligations; and fifth, to any other Obligations, until paid in full.”

(p) Schedule 3 to Exhibit C-1 to the Credit Agreement is hereby amended by replacing such schedule in its entirety with Schedule 3 attached hereto as Exhibit A.

3. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender as follows:

(a) Borrower has the requisite power and authority to execute and deliver this Amendment and the authority to perform its obligations hereunder and under the Loan Documents to which it is a party. The execution, delivery, and performance of this Amendment and the performance by Borrower of each Loan Document to which it is a party (i) have been duly approved by all necessary action and no other proceedings are necessary to consummate such transactions; and (ii) are not in contravention of (A) any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court or governmental authority binding on it, (B) the terms of its organizational documents, or (C) any provision of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected;

(b) This Amendment has been duly executed and delivered by Borrower. This Amendment will, upon its effectiveness in accordance with the terms hereof, and each Loan Document to which Borrower is a party is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect except as such validity and enforceability is limited by the laws of insolvency and bankruptcy, laws affecting creditors’ rights and principles of equity applicable hereto;

(c) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against Borrower;

(d) Borrower does not have any actual or potential claim or cause of action against Lender for any actions or events occurring on or before the date hereof, and Borrower hereby waives and releases any right to assert same;

(e) No Default or Event of Default has occurred and is continuing on the date hereof or as of the date of the effectiveness of this Amendment after giving effect to this Amendment; and

(f) The representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

4. CONDITIONS PRECEDENT TO THIS AMENDMENT. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof:

(a) Lender shall have received this Amendment, duly executed by Borrower, and the same shall be in full force and effect;

(b) Lender shall have received a reaffirmation and consent substantially in the form attached hereto as Exhibit B, duly executed and delivered by each Subsidiary of Borrower that is listed on the signature pages thereof.

(c) Lender shall have received an updated form FR U-1, with Part I fully completed and executed by Borrower, together with the information necessary in order for Lender to complete the disclosures required in Part II and Part III of such form;

(d) Borrower shall have paid to Lender the Amendment Fee in immediately available funds;

(e) The representations and warranties in the Credit Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

(f) No Default or Event of Default shall have occurred and be continuing as of the date of the effectiveness of this Amendment after giving effect to this Amendment; and

(g) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower.

5. AMENDMENT FEE. On or before the date hereof, the Borrower shall pay to Lender an amendment fee in the amount of $74,202 (“Amendment Fee”) in immediately available funds, which Amendment Fee shall be retained by the Lender. Such Amendment Fee shall be fully earned and non-refundable on the date hereof.

6. CONSTRUCTION. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF CALIFORNIA.

7. ENTIRE AMENDMENT; EFFECT OF AMENDMENT. This Amendment, and terms and provisions hereof, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous amendments relating to the subject matter hereof. Except for the amendments to the Credit Agreement expressly set forth in Section 2 hereof, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of or as an amendment of any right, power, or remedy of the Lenders as in effect prior to the date hereof. The amendments set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Credit Agreement, and shall not operate as a consent to any further or other matter, under the Loan Documents. To the extent any terms or provisions of this Amendment conflict with those of the Credit Agreement or other Loan Documents, the terms and provisions of this Amendment shall control. This Amendment is a Loan Document.

8. COUNTERPARTS; TELEFACSIMILE EXECUTION. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

9. MISCELLANEOUS.

(a) Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended by this Amendment.

(b) Upon the effectiveness of this Amendment, each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

BORROWER:	JMP GROUP LLC, a Delaware limited liability company

	By:	/s/ Joseph A. Jolson
	Title:	Chief Executive Officer

LENDER:	CITY NATIONAL BANK, a national banking corporation

	By:	/s/ Aaron Cohen
	Title:	Senior Vice President

EXHIBIT A

SCHEDULE 3

1. Minimum Net Worth. Borrower’s and its Subsidiaries’ Net Worth for the fiscal quarter ending _________, ________ is $            , which amount [is/is not] greater than or equal to the amount set forth in Section 6.14(c) of the Credit Agreement.

2. Minimum Interest Coverage Ratio.1 Borrower’s and its Subsidiaries’ Interest Coverage Ratio, measured on a fiscal quarter-end basis, for the twelve month period ending _________, ________ is ____: 1.00, which Interest Coverage Ratio [is/is not] greater than or equal to the Interest Coverage Ratio set forth in Section 6.14(d) of the Credit Agreement.

3. Minimum Liquidity. Borrower’s and its Subsidiaries’ Liquidity on the last day of the fiscal quarter ending _________, ________ is $            , which amount [is/is not] greater than or equal to the amount set forth in Section 6.14(e) of the Credit Agreement.

[1]	To be measured from and after the date when the Revolving Facility Credit Commitment has been terminated.

EXHIBIT B

REAFFIRMATION AND CONSENT

All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in (a) that certain Credit Agreement entered into between JMP GROUP LLC, a Delaware limited liability company (“Borrower”), and CITY NATIONAL BANK, a national banking association (“Lender”), dated as of August 3, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and (b) that certain Amendment Number Three to Credit Agreement, dated as of December ___, 2008 (the “Amendment”) by and among Borrower and Lender. The undersigned hereby (a) represents and warrants to Lender that the execution, delivery, and performance of this Reaffirmation and Consent are within its powers, have been duly authorized by all necessary action, and are not in contravention of any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or governmental authority, or of the terms of its charter or bylaws, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) consents to the transactions contemplated by the Amendment and by each amendment to any Loan Document executed on or before the date hereof; (c) acknowledges and reaffirms its obligations owing to Lender under any Loan Documents to which it is a party; and (d) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect. Although each of the undersigned has been informed of the matters set forth herein and has acknowledged and agreed to same, each understands that Lender has no obligation to inform it of such matters in the future or to seek its acknowledgment or agreement to future amendments, and nothing herein shall create such a duty. Delivery of an executed counterpart of this Reaffirmation and Consent by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Reaffirmation and Consent. Any party delivering an executed counterpart of this Reaffirmation and Consent by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Reaffirmation and Consent but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Reaffirmation and Consent. This Reaffirmation and Consent shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the undersigned have each caused this Reaffirmation and Consent to be executed as of the date of the Amendment.

JMP ASSET MANAGEMENT LLC, a Delaware limited liability company

By:
Title:

[SIGNATURE PAGE TO REAFFIRMATION AND CONSENT

TO AMENDMENT NUMBER THREE TO CREDIT AGREEMENT]